Exhibit 99.1

APOLLO ENDOSURGERY, INC. REPORTS SECOND QUARTER 2019 RESULTS
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (July 23, 2019) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the second quarter ended June 30, 2019.
Second Quarter 2019 Highlights
•OverStitch, or ESS, sales increased 40% to $7.7 million, representing 63% of our Endo-bariatric sales for the quarter
•Endo-bariatric sales increased 13% to $12.2 million in the second quarter of 2019 from $10.8 million in the second quarter of last year
•In constant currency, Endo-bariatric sales increased 16% for the second quarter
Todd Newton, CEO of Apollo, commented, "The second quarter was a terrific OverStitch quarter. Sales were strong with 40% growth in the quarter. In addition, the interest expressed for OverStitch at Digestive Disease Week, the main gastroenterologist event of the year, was exciting with more than 30 abstracts from physicians related to OverStitch use in a variety of endolumenal surgeries and four DDW-sponsored training events that included endoscopic suturing in addition to our own company-provided training sessions in our mobile learning center."
Second Quarter 2019 Results
Consolidated Endo-bariatric product sales increased 13% as reported and 16% in constant currency. Of our Endo-bariatric product sales in the second quarter of 2019, 63% related to ESS. In the U.S., Endo-bariatric sales increased 21% to $5.2 million and outside the U.S. ("OUS") Endo-bariatric sales increased 8% as reported and 13% on a constant currency basis to $7.0 million.
Worldwide, ESS product sales increased 40% as reported and 43% in constant currency. U.S. ESS product sales increased 42% to $3.8 million in the second quarter of 2019. OUS ESS product sales increased 38% as reported and 44% in constant currency to $3.9 million.
Worldwide IGB sales decreased 15% as reported and 12% on a constant currency basis. U.S. IGB sales decreased $0.2 million, or 13%, to $1.5 million in the second quarter of 2019 while OUS IGB product sales decreased 15% as reported and 12% on a constant currency basis to $3.1 million.
The divestiture of our Surgical products in December of 2018 affects the comparability of our total revenues in the second quarter of 2019 versus 2018. Total revenues in the second quarter of 2019 include $1.3 million of Surgical product sales from certain OUS markets where we continue to temporarily distribute these products and $0.6 million of transition and manufacturing services provided to ReShape while total revenues in the second quarter of 2018 included $4.7 million of Surgical product sales.
Gross margin for the second quarter 2019 was 50%, compared to 58% for the second quarter 2018 as a result of a greater proportion of our overall product sales coming from our ESS products, which realize a lower gross margin than our other products. Gross margin for our Endo-bariatric products was 50% for the second quarters of both 2019 and 2018.
Total operating expenses decreased $2.3 million to $14.4 million in the second quarter 2019, compared to the second quarter 2018. Amortization expense is $1.3 million lower as a result of the reduction in our intangible assets after the recent divestiture of our Surgical products. In addition, sales and marketing expense is $0.7 million lower than the second quarter of 2018.
Net loss for the second quarter 2019 was $8.8 million compared to $9.5 million for the second quarter 2018.
Cash, cash equivalents and restricted cash were $23.9 million as of June 30, 2019.
Conference Call
Apollo will host a conference call on July 23, 2019 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss operating results for the second quarter ended June 30, 2019.

To participate in the conference call dial (866) 393-4306 for domestic callers and (734) 385-2616 for international callers. The conference ID number is 3369396. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: www.ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the event.
Non-GAAP Financial Measures
To supplement our financial results we are providing a non-GAAP financial measure, percentage revenue change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of revenues. Percentage revenue change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on less invasive therapies to treat various gastrointestinal conditions, ranging from gastrointestinal defect repairs to the interventional treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 70 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: the advancement of Apollo products; development of enhancements to Apollo’s existing products and technologies; market acceptance of Apollo’s products; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and statements relating to the availability of cash for Apollo's future operations; Apollo’s ability to support the adoption of its products and its ability to broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2018. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors should monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts
Apollo Endosurgery, Inc.
John Gillings, Investor Relations, 512-279-5100
investor-relations@apolloendo.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues (1)	$14,254	$15,788	$27,465	$31,531
Cost of sales	$7,088	$6,607	$13,058	$13,160
Gross margin	$7,166	$9,181	$14,407	$18,371
Operating expenses:
Sales and marketing	$7,803	$8,489	$15,500	$17,734
General and administrative	$3,343	$3,249	$7,060	$6,568
Research and development	$2,689	$3,154	$6,117	$5,610
Amortization of intangible assets	$528	$1,802	$1,081	$3,604
Settlement gain	$—	$—	$(5,609)	$—
Total operating expenses	$14,363	$16,694	$24,149	$33,516
Loss from operations	$(7,197)	$(7,513)	$(9,742)	$(15,145)
Other expenses:
Interest expense, net	$669	$1,019	$1,628	$1,979
Other expense	$908	$981	$157	$465
Net loss before income taxes	$(8,774)	$(9,513)	$(11,527)	$(17,589)
Income tax expense	$—	$28	$51	$86
Net loss	$(8,774)	$(9,541)	$(11,578)	$(17,675)
Net loss per share, basic and diluted	$(0.40)	$(0.53)	$(0.53)	$(1.00)
Shares used in computing net loss per share, basic and diluted (2)	21,926,891	18,005,759	21,917,140	17,654,777
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(1) Comparability between periods includes a $2.8 million decrease for the three months ended June 30, 2019 and a $5.8 million decrease for the six months ended June 30, 2019 resulting from the divestiture of the Surgical business in December 2018. See product sales table for additional information by product group and geographic market.
(2) In June 2018, 4.3 million common shares were issued upon completion of a public offering.

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$3,780	$3,899	$7,679	$2,655	$2,825	$5,480	42.4%	38.0%	40.1%
IGB	$1,458	$3,056	$4,514	$1,675	$3,609	$5,284	(13.0)%	(15.3)%	(14.6)%
Total Endo-bariatric	$5,238	$6,955	$12,193	$4,330	$6,434	$10,764	21.0%	8.1%	13.3%
% Endo-bariatric	43.0%	57.0%		40.2%	59.8%
Surgical	$—	$1,330	$1,330	$2,631	$2,093	$4,724	(100.0)%	(36.5)%	(71.8)%
Other (1)	$721	$10	$731	$292	$8	$300	146.9%	25.0%	143.7%
Total revenues	$5,959	$8,295	$14,254	$7,253	$8,535	$15,788	(17.8)%	(2.8)%	(9.7)%

	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018			% Increase / (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$6,787	$7,390	$14,177	$5,152	$6,095	$11,247	31.7%	21.2%	26.1%
IGB	$2,917	$5,919	$8,836	$3,286	$6,527	$9,813	(11.2)%	(9.3)%	(10.0)%
Total Endo-bariatric	$9,704	$13,309	$23,013	$8,438	$12,622	$21,060	15.0%	5.4%	9.3%
% Endo-bariatric	42.2%	57.8%		40.1%	59.9%
Surgical	$—	$3,030	$3,030	$5,569	$4,359	$9,928	(100.0)%	(30.5)%	(69.5)%
Other (1)	$1,404	$18	$1,422	$525	$18	$543	167.4%	—%	161.9%
Total revenues	$11,108	$16,357	$27,465	$14,532	$16,999	$31,531	(23.6)%	(3.8)%	(12.9)%

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(1) Other revenue includes $0.6 million and $1.1 million of transition and manufacturing services provided to ReShape for the three and six months ended June 30, 2019, respectively.

Product sales change in constant currency were as follows:

	Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	44.0%	43.2%	27.6%	29.5%
IGB	(11.5)%	(11.9)%	(4.1)%	(6.5)%
Total Endo-bariatric	12.9%	16.2%	11.2%	12.7%
Surgical	(33.4)%	(70.5)%	(26.1)%	(67.5)%
Other	20.5%	142.2%	9.7%	161.7%
Total revenues	1.5%	(7.4)%	1.7%	(10.0)%